Exhibit 99.1

News Release

U.S. Silica Expands Board of Directors with Appointment of Diane K. Duren

Frederick, MD., Aug. 17, 2017 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has appointed Diane K. Duren to its Board of Directors. The election of Duren increases the size of the Company’s Board to six members. Ms. Duren will also serve as an independent member of the Audit and Compensation Committees of the Board.

Ms. Duren retired earlier this year from the Union Pacific Railroad, following a 32-year career in which she served in various managerial and leadership roles, most recently as Executive Vice President and Chief Administrative Officer. Prior to joining the UP, Ms. Duren worked as a CPA with the accounting firm of Deloitte, Haskin and Sells in Omaha, NE. She received a Bachelor of Science degree in Business Administration from Creighton University in 1981. Ms. Duren also serves on the Board of Werner Enterprises, Inc. in Omaha.

Commenting on the addition of Ms. Duren to the U.S. Silica board, President and Chief Executive Officer Bryan Shinn said, “I’m pleased to welcome Diane to our Board. She brings diverse functional experience in strategic planning, customer acquisition, sales, marketing, finance, governance, and talent management. Moreover, she has tremendous knowledge and expertise across both the railroad and oilfield service spaces, bringing outstanding business acumen and industry awareness to our Company.”

“We conducted an extensive search for someone who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Charles Shaver, U.S. Silica’s chairman. “I’m confident that Diane is going to make an important and positive impact on our company.”

“I’m delighted to join Bryan and Charlie and the other U.S. Silica board members as this is a very exciting time for the Company,” said Ms. Duren. “I look forward to leveraging my 30 plus years of transportation experience and contributing to their success where I can.”

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 117-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 260 products to customers across our end markets. The Company currently operates nine industrial sand production plants and eight oil and gas sand production plants. The Company is headquartered in Frederick, Maryland and also has offices located in Chicago, Illinois and Houston, Texas.

U.S. Silica Holdings, Inc.

Michael Lawson

Vice President of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@ussilica.com

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